EXHIBIT 99(a)(7)

U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Ordinary Shares, OCEANEs and Warrants held by U.S. Holders of
Genset S.A.
at
the U.S. Dollar Equivalent
of
€9.75 Net Per Ordinary Share,
€3.25 Net Per American Depositary Share
(each American Depositary Share representing one-third of one Ordinary Share),
€102.64 Net Per OCEANE,
€1.00 Net Per 1998, 1999, 2000 and 2001 Warrant
and
€6.50 Net Per 2002 Warrant
by
Serono France Holding S.A.
a wholly-owned subsidiary of
Serono S.A.

pursuant to the U.S. Offer to Purchase, dated July 16, 2002

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME,
ON THURSDAY, SEPTEMBER 12, 2002, UNLESS THIS OFFER IS EXTENDED.

        July 16, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Serono France Holding S.A., organized as a company under the laws of France ("Purchaser"), a wholly-owned subsidiary of Serono S.A., organized as a company under the laws of Switzerland, to act as Dealer Manager in the United States in connection with Purchaser's offer to purchase all of the ordinary shares, nominal value €3.00 ("Shares"), of Genset S.A. held by U.S. holders, at the U.S. dollar equivalent of €9.75 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon, as well as to purchase the following securities: all outstanding American Depositary Shares of Genset ("ADSs"), wherever located, all bonds issued by Genset S.A. that are convertible or exchangeable into new or existing Shares ("OCEANEs") held by U.S. holders and certain warrants to acquire Shares ("Warrants") of Genset held by U.S. holders, in each case upon the terms and subject to the conditions set forth in the U.S. offer to purchase, dated July 16, 2002 (the "U.S. Offer to Purchase"), and in the related ADS Letter of Transmittal and Forms of Acceptance (which, together with the U.S. Offer to Purchase, each as amended or supplemented from time to time, constitute the "U.S. Offer").

        The U.S. Offer is being made in conjunction with a concurrent offer in France (together with the U.S. Offer, the "Offers"). In France, Purchaser is seeking to acquire all outstanding Shares, OCEANEs and Warrants owned by non-U.S. holders at the same prices offered in the U.S. Offer. Please furnish copies of the enclosed materials to those of your clients for whose account you hold Shares in your name or in the name of your nominee.

        Enclosed herewith are the following documents:

  1.
  The U.S. Offer to Purchase, dated July 16, 2002;

  2.
  A printed form of a letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the U.S. Offer;

  3.
  The Share Form of Acceptance to be used by holders of Shares in accepting the U.S. Offer and tendering Shares;

  4.
  The OCEANE Form of Acceptance and ADS Letter of Transmittal (which constitute part of the U.S. Offer and are being provided for information purposes only);

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

  6.
  A letter to security holders of Genset from the Chairman and Chief Executive Officer of Genset along with a copy of Genset's Solicitation / Recommendation Statement on Schedule 14D-9; and

  7.
  The return envelope addressed to The Bank of New York (as Receiving Agent).

        ADSs, OCEANEs and Warrants cannot be tendered by means of the enclosed Share Form of Acceptance (which is exclusively for use in respect of Shares). If your clients hold ADSs or OCEANEs you should use the enclosed ADS Letter of Transmittal or OCEANE Form of Acceptance for tendering such securities into the U.S. Offer by following the instructions set forth on such form. Additional information can be obtained from the Information Agent for the U.S. Offer at (800) 530-3706.

        We urge you to contact your clients as promptly as possible.

        Please note the following:

  1.
  The U.S. Offer is being made for all of Genset's outstanding Shares, OCEANEs and Warrants held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act) and all outstanding ADSs. Purchaser will, upon the terms and subject to the conditions of the U.S. Offer, purchase the Shares, ADSs, OCEANEs and Warrants validly tendered and not withdrawn before the expiration date of the U.S. Offer. The term "Expiration Date" means 12:00 noon, New York City time, on Thursday, September 12, 2002, or if the U.S. Offer is extended, the latest time and date at which the U.S. Offer, as so extended by Purchaser, will expire.

  2.
  The U.S. Offer is open to all holders of ADSs and to all U.S. holders of Shares, OCEANEs and Warrants. See Section 1 of the U.S. Offer to Purchase.

  3.
  The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers, and not withdrawn prior to the expiration date of the Offers, that number of Shares (including Shares represented by ADSs) and OCEANEs that represent at least two-thirds of the voting rights of Genset on a diluted basis taking into account the votes of Shares that would be issued, on a one-for-one basis, upon conversion of OCEANEs. The U.S. Offer is also subject to the condition that the offer in France shall not have been withdrawn or terminated in accordance with its terms and French law.

  4.
  The price to be paid in the U.S. Offer for Shares is the U.S. dollar equivalent of €9.75 per Share, net to the seller in cash, less any required withholding taxes and without interest thereon, as set forth in the U.S. Offer to Purchase.

  5.
  Tendering holders will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by Purchaser pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 30% may be required, unless the required taxpayer identification information is provided. See Instruction 6 of the Share Form of Acceptance.

  6.
  The Board of Directors of Genset has unanimously determined that the Offers are in the interests of Genset, its security holders and employees, and unanimously recommends that holders of Shares, ADSs, OCEANEs and Warrants accept the Offers and tender their Shares, ADSs, OCEANEs and Warrants.

        Notwithstanding any other provisions of the U.S. Offer, in all cases, payment for Shares accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the Receiving Agent of (a) a confirmation of book entry with respect to such Shares, (b) a Share Form of Acceptance (or facsimile thereof), properly completed and duly executed, and (c) any other documents required by the Share Form of Acceptance. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares, regardless of any extension of the U.S. Offer or any delay in making such payment.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Receiving Agent and the Dealer Manager as described in the U.S. Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the U.S. Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City time, on Thursday, September 12, 2002, unless the U.S. Offer is extended.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the U.S. Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

Very truly yours,
J.P. Morgan Securities Inc.

          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER, SERONO, GENSET, THE INFORMATION AGENT, THE DEALER MANAGER, THE RECEIVING AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE U.S. OFFER TO PURCHASE OR THE SHARE FORM OF ACCEPTANCE.

The Information Agent for the U.S. Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
Call Toll Free: (800) 530-3706

The Dealer Manager for the U.S. Offer is:

J.P. Morgan Securities Inc.
277 Park Avenue
New York, New York 10172
Call Toll Free: (800) 622-8594
 (this number is toll free inside and outside the United States)